EXHIBIT 4




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     This Limited Liability Company Operating Agreement of THE SIMON GROUP, LLC,
a New York limited liability company organized pursuant to the New York Limited Liability Company Law (the "Company"), is made as of February 24, 1999, by and among the Company and the Persons executing this Agreement and listed on Exhibit
A. Terms used herein and not otherwise defined have the meanings ascribed to them in Section 1.1.

     WHEREAS, the Articles of Organization of the Company were filed with the Secretary of State of the State of New York on December 24, 1998;

     WHEREAS, each Member has contributed to the Company the amount set forth opposite such Members name on Exhibit A hereto;

     NOW THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                    ARTICLE I
                                  DEFINED TERMS


     Section 1.1 Definitions. Unless the context otherwise requires, the terms defined in this Section 1.1 shall, for the purposes of this Agreement, have the meanings herein specified.

     "Act" means the New York Limited Liability Company Law, as amended from time to time.

     "Adjusted Capital Account Deficit" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of a Fiscal Year, after giving effect to the following adjustments:

          1. Such Capital Account shall be increased by any amounts which the Member is obligated to restore to the Company pursuant to any provision of this Agreement or is deemed to be obligated to restore to the Company pursuant to the penultimate sentence of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5).

          2. Such Capital Account shall be decreased by the items described in Treasury Regulations Sections 1.704(b)(2)(ii)(d)(4), (5) and (6).

     The foregoing definition of Adjusted Capital Account Deficit and the application of such term in the manner provided in this Agreement is intended to comply with the provisions of Treasury Regulations Section 1.704- 1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

     "Affiliate" means with respect to a specified Person, any Person that directly or indirectly controls, is controlled by, or is under common


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control with, the specified Person. As used in this definition, the term
"control" means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

     "Agreement" means this Limited Liability Company Agreement of the Company, as amended, modified, supplemented or restated from time to time in accordance with this Agreement and the Act.

     "Articles of Organization" means the Articles of Organization of the Company and any and all amendments thereof filed on behalf of the Company with the Secretary of State of the State of New York pursuant to the Act.

     "Capital Account" means, with respect to any Member, the account maintained for such Member in accordance with the provisions of Section 4.4.

     "Capital Contribution" means, with respect to any Member, the aggregate amount of money, services and the initial Gross Asset Value of any property other than money or services contributed to the Company pursuant to Section 4.1 with respect to such Member's Interest.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding Federal tax statute enacted after the date of this Agreement. A reference to a specific section of the Code refers not only to such section but also to all corresponding provisions of any Federal tax statute enacted after the date of this Agreement, as such specific section or corresponding provision is in effect on the date of application of the provisions of this Agreement containing such reference.

     "Company" has the meaning ascribed to it in the forepart of this Agreement.

     "Company Minimum Gain" has the meaning set forth in Treasury Regulation
Section 1.704-2(d).

     "Covered Person" means any Member, any Affiliate of a Member, or any officers, directors, shareholders, partners, employees, representatives or agents of a Member or their respective Affiliates, or any employee or agent of the Company or its Affiliates.

     "Fiscal Year" means (i) the period commencing upon the formation of the Company and ending on December 31, 1999 (ii) any subsequent 12-month period commencing on January 1 and ending December 31, or (iii) any portion of the period described in clause (ii) of this sentence for which the Company is required to allocate Profits, Losses and other items of Company income, gain, loss or deduction pursuant to Article VIII.

     "GAAP" means generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

     "Gross Asset Value" means, with respect to any asset, such asset's adjusted basis for Federal income tax purposes, except as follows:

          (1) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as agreed to by the


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     contributing Member and the Managing Member, or in the case of any asset contributed by the Managing Member, as determined by the Managing Member;

          (2) the Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Managing Member, as of the following times: (A) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for such Member's Interest; (B) the sale of any of the Company's assets; and (C) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clause (A) above shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company; and

          (3) the Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution, as determined by the Managing Member.

     "Interest" means a Member's share of the Profits and Losses of the Company and a Member's rights to receive distributions of the Company's assets in accordance with the provisions of the Act and this Agreement.

     "Liquidation Distribution" for any Member means the distribution which such Member is entitled to receive upon any voluntary or involuntary dissolution, winding up or termination of the Company.

     "Losses" is defined below under "Profits" and "Losses."

     "Managing Member" has the meaning set forth in Section 6.1.

     "Member" means the persons listed on Exhibit A and any other Person who has been admitted to the Company as a member of the Company pursuant to the terms of this Agreement. A Member shall be either a Class A Member or a Class B Member as designated on said Exhibit A.

     "Member Nonrecourse Debt Minimum Gain" has the meaning set forth in Treasury Regulation Section 1.704-2(i).

     "Net Cash Flow" means, for each Fiscal Period of the Company, the gross cash receipts of the Company from all sources, but excluding any amounts, such as gross receipts taxes, that are held by the Company as a collection agent or in trust for others or that are otherwise not unconditionally available to the Company, less all amounts paid by or for the account of the Company during the same Fiscal Period (including payments of principal and interest on any Company indebtedness and expenses reimbursed to the Members under Section 5.2), and less any amounts determined by the Managing Member to be necessary to provide a reasonable reserve for working- capital needs or any other contingencies of the Company. Net Cash Flow shall be determined in accordance with GAAP. Net Cash Flow shall not be reduced by depreciation, amortization, cost recovery deductions, depletion, similar allowances or other non-cash items, but shall be increased by any reduction of reserves previously established.


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     "Percentage Interest" means the percentage that each Member's Interest bears to the Interests of all Members as a group.

     "Person" means any individual, corporation, association, partnership (general, limited, or limited liability), joint venture, trust, estate, limited liability company, or other legal entity or organization.

     "Profits" and "Losses" means, for each Fiscal Year, an amount equal to the Company's taxable income or loss for such Fiscal Year, determined in accordance with Section 703(a) of the Code (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code), with the following adjustments:

          (i) any income of the Company exempt from Federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

          (ii) any expenditures of the Company described in Section 705(a)(2)(B) of the Code (or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

          (iii) if the Gross Asset Value of any Company asset is adjusted in accordance with paragraph (2) or (3) of the definition of Gross Asset Value above, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses; and

          (iv) gain or loss resulting from any disposition of any asset of the Company with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value.

     "Substitute Member" shall mean a transferee who has been admitted to all of the rights of membership pursuant to section 5.4 of the Agreement.

     "Tax Matters Member" shall be the Managing Member.

     "Transfer" shall mean any sale, assignment, transfer, gift, exchange, bequest or other disposition of an Interest, in any manner, voluntary or involuntary, by operation of law or otherwise.

     "Treasury Regulations" means the income tax regulations, including the temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

     (b) Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, words of any gender include each other gender; words using the


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singular or plural number also include the plural or singular number, respectively; the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; the terms "Article" and "Section" refer to the specified Article or Section of this Agreement; and the terms "include," "includes," "including" and derivative or similar words shall be deemed to include the phrase "without limitation." Whenever this Agreement refers to a number of days, such number shall refer to calendar days. All accounting terms used herein and not expressly defined otherwise shall have the meanings given them under GAAP.

     Section 1.2 Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.


                         ARTICLE I INFORMATION AND TERM


     Section 2.1 Formation. (a) The Company was organized on December 24, 1998 under and pursuant to the provisions of the Act. The Members agree that the rights, duties and liabilities of the Members shall be as provided in the Act, except as otherwise provided herein.

     (b) Upon the execution of this Agreement, the Persons listed on Exhibit A shall be Members of the Company.

     (c) The name and mailing address of each Member, the amount contributed to the capital of the Company, their classification as a Class A Member or a Class B Member and their Percentage Interest in the Profits and Losses of the Company are set forth on Exhibit A. The Managing Member shall be required to update Exhibit A from time to time as necessary to accurately reflect the information therein. Any amendment or revision to Exhibit A made in accordance with this Agreement shall not be deemed an amendment to this Agreement. Any reference in this Agreement to Exhibit A shall be deemed to be a reference to Exhibit A as amended and in effect from time to time.

     (d) The Managing Member, as an authorized person within the meaning of the Act, shall execute, deliver and file any and all amendments the Articles of Organization and restatements thereof.

     Section 2.2 Name. The name of the Company is THE SIMON GROUP LLC. The business of the Company may be conducted upon compliance with all applicable laws under any other name designated by the Managing Member.

     Section 2.3 Term. The term of the Company shall commence on the date of the filing of the Articles of Organization with the Secretary of State of the State of New York and shall continue until December 31, 2009, unless dissolved before such date in accordance with the provisions of this Agreement.


                  ARTICLE III PURPOSE AND POWERS OF THE COMPANY


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     Section 3.1 Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, acquiring, holding and disposing of an equity interest in Aris Industries, Inc., a New York corporation, and any successor thereto by reincorporation, merger or other form of business combination. The Company exists only for the purpose specified in this Article III, and may not conduct any other business without the unanimous consent of the Members.

     Section 3.2 Powers of the Company. (a) Subject to Section 3.3, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient or incidental to or for the furtherance of the purpose set forth in Section 3.1.

     (b) The Company may merge with, or consolidate into, another company or other business entity upon the approval of the Managing Member in his sole discretion.

     Section 3.3 Limitations on Company Powers. The Company shall not do business in any jurisdiction that would jeopardize the limitation on liability afforded to the Members under the Act or this Agreement.


        ARTICLE IV CAPITAL CONTRIBUTIONS, SECURITIES AND CAPITAL ACCOUNTS

     Section 4.1 Capital Contributions. (a) Each Member has contributed or is deemed to have contributed the amount set forth on Exhibit A to the capital of the Company. The agreed value of the Capital Contributions made or deemed to have been made by each Member shall be as set forth on Exhibit A.

     (b) No Member shall be required to make any additional capital contribution to the Company. However, a Member may make additional capital contributions to the Company with the written consent of the Managing Member.

     Section 4.2 Member's Interest. Each Member has the Percentage Interest set forth in Exhibit A. A Member's Interest shall for all purposes be personal property. A Member has no interest in specific Company property.

     Section 4.3 Status of Capital Contributions. (a) Except as otherwise provided in this Agreement, the amount of a Member's Capital Contributions may be returned to it, in whole or in part, at any time, but only with the consent of the Managing Member. Any such returns of Capital Contributions shall be made to all Members in proportion to their Percentage Interests; provided, however, that no return of a Member's Capital Contributions shall be made if such distribution would violate applicable state law. Under circumstances requiring a return of any Capital Contribution, no Member shall have the right to demand or receive property other


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than cash, except as may be specifically provided in this Agreement. A Member shall not be entitled to withdraw any part of its Capital Account or to receive any distribution from the Company except as specifically provided in this Agreement.

     (b) No Member shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Company or otherwise in its capacity as a Member (including as a Managing Member), except as otherwise specifically provided in this Agreement.

     (c) Except as otherwise provided herein and by applicable state law, the Members shall be liable only to make their Capital Contributions pursuant to
Section 4.1, and no Member shall be otherwise required to lend or otherwise provide any funds to the Company. No Member shall have any personal liability for the repayment of any Capital Contribution of any other Member.

     Section 4.4 Capital Accounts. (a) An individual Capital Account shall be established and maintained for each Member.

     (b) The Capital Account of each Member shall be maintained in accordance with the following provisions:

          (i) each Member's Capital Account shall be credited with such Member's Capital Contributions, such Member's distributive share of Profits and the amount of any Company liabilities that are assumed by such Member or that are secured by any Company assets distributed to such Member;

          (ii) each Member's Capital Account shall be debited for the amount of cash and the Gross Asset Value of any Company assets distributed to such Member pursuant to any provision of this Agreement, such Member's distributive share of Losses and the amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company; and

          (iii) Section 752 of the Code and all other applicable Code provisions and Treasury Regulations shall be taken into account in determining the amount of any liability for purposes of this clause (b).


                                ARTICLE V MEMBERS


     Section 5.1 Powers of Members. The Members shall have the power to exercise any and all rights or powers granted to the Members pursuant to the express terms of this Agreement. Except as otherwise specifically provided by this Agreement or required by the Act, no Member, other than the Managing Member, shall have the power to act for or on behalf of, or to bind, the Company.


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     Section 5.2 Reimbursements. The Company shall reimburse the Managing Member for all ordinary and necessary out-of-pocket expenses incurred by such Member on behalf of the Company. Such reimbursement shall be treated as an expense of the Company that shall be deducted in computing the Net Cash Flow and shall not be deemed to constitute a distributive share of Profits or a distribution or return of capital to any Member.

     Section 5.3 Partition. Each Member waives any and all rights that it may have to maintain an action for partition of the Company's property.

     Section 5.4 Transfer and Resignation. (a) Except as otherwise specifically provided in this Agreement, and subject in any event to Section 5.4(b), no Member shall have the right to Transfer any Interest to a non-Member without the consent of the Managing Member, which may be withheld for any reason or no reason, in his sole discretion. Upon the Transfer of all of a Member's Interest, the transferor shall cease to be a Member.

     (b) The Interest of a Member may not be transferred in whole or in part, and a transferee shall not have a right to become a Substitute Member unless the following terms and conditions shall have been satisfied:

          (i) The Managing Member shall have consented in writing to such transfer and substitution, which consent may be given or withheld in his sole discretion;

          (ii) The transferee shall have assumed the obligations, if any, of the transferor to the Company; and

          (iii) The transferor and the transferee shall have complied with such other requirements as the Managing Member may reasonably impose, including the conditions that the transferee:

               (A) adopt and approve in writing all the terms and provisions of the Agreement then in effect; and

               (B) pay such fees as may be reasonable to pay the costs of the Company in effecting such substitution.

     (d) The Interests of the Members have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any applicable state securities laws. A Member may not transfer all or any part of such Member's Interest except upon compliance with the applicable federal and state securities laws. The Members shall have no obligation to register any Member's Interest under the Securities Act or under any applicable sate securities laws, or to make any exemption therefrom available to any Member.

     (e) The restrictions set forth in Section 5.4(a) shall not apply to the Transfer of an Interest from a deceased Member to his personal representative or estate, except that such transferee will be deemed to have signed this Agreement and to be bound by its terms.


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     (f) A Member may not resign or withdraw from the Company prior to the dissolution and winding up of the Company. A resigning or withdrawing Member shall not be entitled to receive any distribution and shall not otherwise be entitled to receive the fair value of its Interest, except as otherwise expressly provided for in this Agreement. Notwithstanding anything contained herein to the contrary, absent the written consent of the Managing Member, which may be withheld in his sole and absolute discretion, an assignee or transferee of a Member's interest shall not be entitled to any of the assignor's or transferor's rights hereunder, other than the right to allocations and distributions.

     (g) Any Transfer of an Interest or admission of a Member in accordance with this Agreement shall be effective as of the last day of the calendar month in which all of the conditions thereto were satisfied. No Transfer of an Interest shall be effective unless and until the Company has received notice of the name and address of the transferee and the date of such Transfer, and shall then be effective only to the extent set forth in this Agreement.

     (h) No new Member or Substitute Member shall be entitled to any retroactive allocation of Profits or Losses or other allocable items incurred by the Company. The Managing Member may, in his discretion, at the time a new Member or Substitute Member obtains an Interest, close the Company books (as though the Fiscal Year had ended) or make pro rata allocations of such items to a new Member or Substitute Member for that portion of the Fiscal Year in which it holds an Interest, in accordance with Code Section 706(d) and the Treasury Regulations promulgated thereunder.

     (i) Any Transfer or attempted Transfer of an Interest in violation of the terms of this Agreement shall be null and void and have no effect. Each Transferor hereby indemnifies the Company and the remaining Members against any and all loss, liabilities, damages and expenses, including, without limitation, tax liabilities or loss of tax benefits, arising directly or indirectly out of any Transfer or purported Transfer in violation of this Agreement.


                              ARTICLE VI MANAGEMENT


     Section 6.1 Management of the Company. (a) Arnold Simon shall be the managing member of the Company (including any successor managing member designated pursuant to Section 6.5 below, the "Managing Member") and, in such capacity, shall manage the Company in accordance with this Agreement. The Managing Member is an agent of the Company's business, and the actions of the Managing Member taken in such capacity and in accordance with this Agreement shall bind the Company.

     (b) The Managing Member shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as he deems necessary or appropriate to accomplish the purpose of the Company as set forth herein. The Managing


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Member shall be the sole Person with the power to bind the Company, except and to the extent that such power is expressly delegated to any other Person by the Managing Member, and such delegation shall not cause the Managing Member to cease to be a Member or the managing member of the Company. The Company shall not have a "manager" within the meaning of the Act.

     (c) The Managing Member may appoint individuals with such title as it may elect, including the titles of President, Vice President, Treasurer and Secretary, to act on behalf of the Company with such power and authority as the Managing Member may delegate in writing to any such Person.

     Section 6.2 Powers of the Managing Member. The Managing Member shall have the right, power and authority, in the management of the business and affairs of the Company, to do or cause to be done any acts, at the expense of the Company, he deems necessary or appropriate to effectuate the business, purposes and objectives of the Company.

The expression of any power or authority of the Managing Member in this Agreement shall not in any way limit or exclude any other power or authority which is not specifically or expressly set forth in this Agreement.

     Section 6.3 No Management by Other Members. Except as otherwise expressly provided herein, no Member other than the Managing Member shall take part in the day-to-day management, or the operation or control of the business and affairs of the Company. Except and only to the extent expressly delegated by the Managing Member, no Member or other Person other than the Managing Member shall be an agent of the Company or have any right, power or authority to transact any business in the name of the Company or to act for, or on behalf of, or to bind the Company.

     Section 6.4 Reliance by Third Parties. Any Person dealing with the Company or the Managing Member may rely upon a certificate signed by the Managing Member as to:

          (a) the identity of the Managing Member or any other Member hereof;

          (b) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by the Managing Member or in any other matter germane to the affairs of the Company;

          (c) the Persons who are authorized to execute and deliver any instrument or document of or on behalf of the Company; or

          (d) any act or failure to act by the Company or as to any other matter whatsoever involving the Company or any Member.

     Section 6.5 Designation of Successor Managing Member. The Managing Member (and any successor Managing Member designated pursuant to this Section 6.5) shall have the right during his lifetime to designate a successor


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managing member who shall become the Managing Member upon the retirement, withdrawal, bankruptcy, death or adjudicated incompetency of the Managing Member (or any such successor Managing Member). In the event that, at any time, there is no Managing Member or successor Managing Member due to the failure of any Managing Member or successor Managing Member to designate a successor Managing Member, a new Managing Member shall be designated by Members holding a majority of the Members' Percentage Interests.

                                  ARTICLE VII

                             AMENDMENTS AND MEETINGS

     Section 7.1 Amendments. Any amendment to this Agreement shall be adopted and be effective as an amendment hereto if approved by the Managing Member; provided, however, that no amendment shall be made, and any such purported amendment shall be void and ineffective, to the extent the result thereof would be to cause the Company to be treated as anything other than a partnership for purposes of United States income taxation.

     Section 7.2 Meetings of the Members. (a) Meetings of the Members may be called at any time by the Managing Member. Notice of any meeting shall be given to all Members not less than two days nor more than 30 days prior to the date of such meeting. Each Member may authorize any Person to act for it by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Member or its attorney-in-fact.

     (b) Each meeting of Members shall be conducted by the Managing Member or by such other Person that the Managing Member may designate. The Managing Member, in his sole discretion, shall establish all other provisions relating to meetings of Members, including notice of the time, place or purpose of any meeting at which any matter is to be voted on by any Members, waiver of any such notice, action by consent without a meeting, the establishment of a record date, quorum requirements, voting in person or by proxy or any other matter with respect to the exercise of any such right to vote.

                                  ARTICLE VIII
                                   ALLOCATIONS

          Section 8.1 Profits and Losses. Subject to the allocation rules of
     Section 8.2,

     (a) Profits for any Fiscal Year shall be allocated as follows:

          (i) First, to the Class A Members in an amount equal to twenty (20%) percent of (A) the adjusted Gross Asset Value of any of the Company's assets which have been sold or which have been, or are intended to be, distributed to Members in kind, over (B) the adjusted basis of such assets for Federal income tax purposes.

          (ii) Second (in the order indicated),


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                    (1) to the Class A Members, if any, who received any
               allocation of Losses under clause (b)(iii) below, in proportion to (and to the extent of) the excess, if any, of (A) the cumulative Losses allocated to such Members pursuant to clause
               (b)(iii) for all prior Fiscal Years, over (B) the cumulative Profits allocated to such Members pursuant to this clause
               (a)(ii)(1) for all prior Fiscal Years;

                    (2) to the Class B Members, if any, who received any
               allocation of Losses under clause (b)(ii) below, in proportion to (and to the extent of) the excess, if any, of (A) the cumulative Losses allocated to such Class B Members pursuant to clause
               (b)(ii) for all prior Fiscal Years, over (B) the cumulative Profits allocated to such Class B Members pursuant to this clause
               (a)(ii)(2) for all prior Fiscal Years; and

                    (3) to the Class A Members, if any, who received any
               allocation of Losses under clause (b)(i) below, in proportion to (and to the extent of) the excess, if any, of (A) the cumulative Losses allocated to such Class A Members pursuant to clause
               (b)(i) below for all prior Fiscal Years, over (B) the cumulative Profits allocated to such Class A Members pursuant to this clause
               (a)(ii)(3) for all prior Fiscal Years.

          (iii) Any remaining Profits shall be allocated to the Members in proportion to their Percentage Interest as set forth on Exhibit A.

     (b) Losses for any Fiscal Period shall be allocated as follows:

          (i) First, to the Class A Members in the proportion to their positive Capital Account balances until the Capital Account balances of such Members are reduced to zero;

          (ii) Second, to the Class B Members in proportion to the aggregate Capital Account balances of such Class B Members.

          (iii) Any remaining Losses shall be allocated to the Members in proportion to their Percentage Interest set forth on Exhibit A.

     (c) The Managing Member shall make such changes to the allocations in Sections 8.1(a) and (b) in the year of the Company's liquidation as it deems reasonably necessary so that amounts distributed to the Class A Members in such year in accordance with Section 13.5 shall equal their Liquidation Distributions; provided, however, that no allocation pursuant to this Section 8.1(c) may result in the any Member being required to make any capital contribution to the Company.

     Section 8.2 Allocation Rules. (a) For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be


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determined on a daily, monthly or other basis, as determined by the Managing
Member using any method that is permissible under Section 706 of the Code and the Treasury Regulations thereunder.

     (b) Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Profits and Losses for the Fiscal Year in question.

     (c) The Members are aware of the income tax consequences of the allocations made by this Article VIII and hereby agree to be bound by the provisions of this
Article VIII in reporting their shares of Company income and loss for income tax purposes.

     (d) Except as otherwise provided in Treasury Regulation Section 1.704-2(f), if there is a net decrease in Company Minimum Gain during any fiscal year, each Member shall be specially allocated items of income and gain for such year (and, if necessary, for subsequent years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, to the extent required and in the manner provided by Section 1.704-2(g) of the Treasury Regulations. The items to be so allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 8.3(d) is intended to comply with the minimum gain chargeback provision of Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith. Similar Rules shall be applied with respect to Member Nonrecourse Debt Minimum Gain.

     (e) Except as provided in Section 8.3(d), in the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), which create or increase an Adjusted Capital Account Deficit, items of income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit created by such adjustments, allocations, or distributions as quickly as possible; provided that an allocation pursuant to this Section 8.3(e) shall be made if and only to the extent that such Member allocations provided for in this Article VIII have been tentatively made as if this Section 8.2(e) were not in this Agreement. This Section 8.2(e) is intended to constitute a "qualified income offset" within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(d).

     (f) For purposes of this Section 8.2, a Member's Capital Account balance shall be increased by such Member's share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain.

     (g) The Company's excess non-recourse liabilities (within the meaning of Treasury Regulation Section 1.752-3(a)(3)) shall be allocated solely to the Members in proportion to their Percentage Interests as set forth on Exhibit A.

     Section 8.3 Tax Allocations; Section 704(c) of the Code. (a) In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for Federal income tax purposes and its initial Gross Asset Value.

     (b) If the Gross Asset Value of any Company asset is adjusted pursuant to paragraph (2) of the definition of "Gross Asset Value" contained in Section 1.1, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for Federal income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the Treasury Regulations thereunder.

     (c) Any elections or other decisions relating to allocations under this
Section 8.3, including the selection of any allocation method permitted under Treasury Regulation Section 1.704-3, shall be made by the Managing Member in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 8.3 are solely for purposes of Federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.


                            ARTICLE IX DISTRIBUTIONS


     Section 9.1 Distribution Rules. (a) The Company shall pay to each Member an amount, to the extent the Company has sufficient Net Cash Flow as determined by the Managing Member, equal to the Profits allocated to them pursuant to Article VIII, which amounts shall be distributed to the Members in proportion to their respective shares of Profits allocated to each of them for such period (and prior periods) under Section 8.1(a), to the extent that such amounts have not been distributed previously under this Section 9.1 (whether in connection with the current or a prior Fiscal Year). Such distributions shall be made within 90 days of the end of each Fiscal Year to those persons recognized on the books of the Company as Members on the last day of such Fiscal Year.

          (b) All amounts withheld pursuant to the Code and Tax Regulations or any provision of any state or local tax law with respect to any payment, distribution, or allocation to the Company or the Members shall be treated as amounts distributed to the Members pursuant to this Section 9.1 for all purposes under this Agreement. The Managing Member is authorized to withhold from distributions, or with respect to allocations, to the Members and to pay over to any Federal, state, or local government any amounts required to be so withheld pursuant to the Code and Tax Regulations or any provision of any other Federal, state, or local law, and shall allocate any such amounts to the Members with respect to which such amount was withheld.

     Section 9.2 Limitations on Distribution. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member with respect to such Member's Interest if such distribution would violate the Act or other applicable law.

     Section 9.3 Distributions in Kind. Notwithstanding any provision of this Agreement to the contrary, any distribution made to Members may, in the sole discretion of the Managing Member, be made in whole or in part in cash or in other assets of the Company in kind.


                           ARTICLE X BOOKS AND RECORDS


     Section 11.1 Books, Records and Financial Statements. (a) At all times during the continuance of the Company, the Company shall maintain, at its principal place of business, separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company business in accordance with GAAP, and, to the extent inconsistent therewith, in accordance with this Agreement. Such books of account, together with a copy of this Agreement and of the Articles of Organization, shall at all times be maintained at the principal place of business of the Company and shall be open to inspection and examination at reasonable times by each Member and its duly authorized representative for any purpose reasonably related to such Member's interest as a member of the Company.

     (b) The Managing Member shall prepare and maintain, or cause to be prepared and maintained, the books of account of the Company. The Managing Member shall furnish each Member with a statement indicating such Member's share of each item of Company income, gain, loss, deduction or credit for such Fiscal Year for income tax purposes.

     Section 11.2 Accounting Method. For both financial and tax reporting purposes and for purposes of determining Profits and Losses, the books and records of the Company shall be kept on such of accounting applied in a consistent manner as the Managing Member shall determine, and shall reflect all Company transactions and be appropriate for the Company's business.


                             SECTION XI TAX MATTERS


     Section 11.1 Tax Matters Member. (a) The Managing Member is hereby designated as "Tax Matters Member" of the Company for purposes of Section 6231(a)(7) of the Code and shall have the power to manage and control, on behalf of the Company, any administrative proceeding at the Company level with the Internal Revenue Service relating to the determination of an item of Company income, gain, loss, deduction or credit for Federal income tax purposes.

          (b) The Tax Matters Member shall, within 10 days of the receipt of any notice from the Internal Revenue Service in any administrative proceeding at the Company level relating to the determination of any Company item of income, gain, loss, deduction or credit, mail a copy of such notice to each Member.

     Section 11.2 Right to Make Section 754 Election. The Tax Matters Member may, in his sole discretion, make or revoke, on behalf of the Company, an election in accordance with Section 754 of the Code, so as to adjust the basis of Company property in the case of a distribution of property within the meaning of Section 734 of the Code, and in the case of a transfer of a Company interest within the meaning of Section 743 of the Code. Each Member shall, upon request of the Tax Matters Member, supply the information necessary to give effect to such an election.

     Section 11.3 Taxation as Partnership. The Company shall be treated as a partnership for Federal income tax purposes.


             ARTICLE XII LIABILITY, EXCULPATION AND INDEMNIFICATION

     Section 12.1 Liability. (a) Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

          (b) Except as otherwise expressly required by law, a Member, including the Managing Member, in its capacity as Member or Managing Member, shall have no liability in excess of the amount of its Capital Contributions, its share of any assets and undistributed profits of the Company, its obligation to make other payments expressly provided for in this Agreement, and the amount of any distributions wrongfully distributed to it.

     Section 12.2 Exculpation. (a) No Covered Person shall be liable to the Company or to any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person's gross negligence or willful misconduct.

          (b) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within the such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

     Section 12.3 Duties and Liabilities of Covered Persons. (a) To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

          (b) Unless otherwise expressly provided herein, whenever a conflict of interest exists of arises between Covered Persons, whenever this Agreement or any other agreement contemplated herein or therein provides that a Covered Person shall act in a manner that is, or provides terms that are, fair and reasonable to the Company or any Member, the Covered Person shall resolve such conflict of interest, taking such action or providing such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the Covered Person, the resolution, action or term so made, taken or provided by the Covered Person shall not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of the Covered Person at law or in equity or otherwise.

          (c) Whenever in this Agreement a Covered Person is permitted or required to make a decision in its "discretion" or under a grant of similar authority or latitude, the Covered Person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person, or in its "good faith" or under another express standard, the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law.

     Section 12.4 Indemnification. To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of his gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 12.4 shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability on account thereof.

     Section 12.5 Expenses. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in Section 12.4.

     Section 12.6 Insurance. The Company may purchase and maintain insurance, to the extent and in such amounts as the Managing Member shall, in his sole discretion, deem reasonable, on behalf of Covered Persons and such other Persons as the Managing Member shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Persons in connection with the activities of the Company or such indemnities, regardless of whether the Company would have the power to indemnify such Persons against such liability under the provisions of this Agreement. The Managing Member and the Company may enter into indemnity contracts with Covered Persons and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 12.5 and containing such other procedures regarding indemnification as are appropriate.

     Section 12.7 Outside Businesses. Any Member or Affiliate thereof may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company, and the Company and the Members shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper. No Member or Affiliate thereof shall be obligated to present any particular investment opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be taken by the Company, and any Member or Affiliate thereof shall have the right to take for its own account (individually or as a partner, shareholder, fiduciary or otherwise) or to recommend to others any such particular investment opportunity.


              ARTICLE XIII DISSOLUTION, LIQUIDATION AND TERMINATION

     Section 13.1 Dissolution. (a) The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events:

          (i) The expiration of the term of the Company, as provided in Section 2.3;

          (ii) the retirement, withdrawal, bankruptcy, death or adjudicated incompetency any Member or the occurrence of any other event under the Act that terminates the continued membership of any Member in the Company unless at the time of such event there are at least two remaining Members and the Company is continued with the consent of Class A Members holding at least a majority of the Class A Members' Percentage Interests within 180 days after such event;

          (iii) the entry of a decree of judicial dissolution under the Act; or

          (iv) the written determination of the Managing Member.

If an election to continue the business of the Company is made by the Members under clause (ii) above, then the Company shall continue as a limited liability company pursuant to the Act under this Agreement until the end of the term for which it is formed or until a subsequent event causing dissolution under the Act, in which event an election shall again occur as to whether to continue the business of the Company.

     Section 13.2 Notice of Dissolution. Upon the dissolution of the Company, the Managing Member shall promptly notify the Members of such dissolution.

     Section 13.3 Liquidation. If the Members do not elect to continue the business under Section 13.1, the Managing Member, as liquidating trustee, shall immediately commence to wind up the Company's affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation.

     Section 13.4 Termination. The Company shall terminate when all of the assets of the Company have been distributed in the manner provided for in this
Article XIII, and the Articles of Organization shall have been cancelled in the manner required by the Act.

     Section 13.5 Distribution in Liquidation. Upon the winding up of the Company, the assets of the Company shall be distributed in the following order of priority:

               (i) to creditors of the Company, to the extent otherwise permitted by law, in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof);

               (ii) to the Members in accordance with their positive Capital Account balances, determined after giving effect to all allocations and distributions for the current Fiscal Year and all prior Fiscal Years. It is the intention of the parties that such Capital Account balances will be in such amounts as will permit liquidating distributions to be made in accordance with Section 9.1. The Managing Member is authorized and instructed to reallocate items of income, gain, loss and deduction for the current Fiscal Year (and, to the extent necessary, prior Fiscal Years) to cause such Capital Account balances to be in such amounts.

     Section 13.6 Claims of the Members. Members and former Members shall look solely to the Company's assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provisions for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company or any other Member.


                            ARTICLE XIV MISCELLANEOUS


     Section 14.1 Notices. All notices provided for in this Agreement shall be in writing, duly signed by the party giving such notice, and shall be delivered, transmitted or mailed by registered or certified mail, as follows.

          (a) If given to the Company, in care of the Managing Member at the Company's mailing address set forth below:

              1385 Broadway
              New York, New York 10018

              With a copy to:

              Shapiro Forman & Allen LLP
              380 Madison Avenue
              New York, New York 10017
              Attn: Robert W. Forman, Esq.

          (b) If given to any Member at the address set forth on the books and records of the Company.

All such notices shall be deemed to have been given when received.

     Section 14.2 Failure to Pursue Remedies. The failure of any party to seek redress for violation of, or to insist upon the strict performance of, any provisions of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation from having the effect of an original violation.

     Section 14.3 Cumulative Remedies. The rights and remedies provided by this

Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

     Section 14.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, legal representatives and assigns.

     Section 14.5 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

     Section 14.6 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one instrument.

     Section 14.7 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter and supersedes all prior agreements and understandings pertaining thereto.

     Section 14.8 Governing Law. This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of New York, and all rights and remedies shall be governed by such laws without regard to principles of conflicts of laws. Each of the parties hereto consents to the exclusive jurisdiction and venue of the Courts of the State of New York located in the County of New York and the United States District Court for the Southern District of New York with respect to any matter relating to this Agreement and performance of the parties' respective obligations hereunder, and each party hereto consents to the personal jurisdiction of such courts and shall subject itself to such personal jurisdiction. Any action, suit or proceeding relating to such matters shall be commenced, pursued, defended and resolved only in such courts and any appropriate appellate court having jurisdiction to hear an appeal from any judgment entered in such courts. The parties further agree to waive trial by jury.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above stated.

                                    MEMBERS:



                                               Arnold Simon




                                               David Fidlon

                                    EXHIBIT A


                                     Class A
                                     -------


   Name and Address
       of Member                Capital Contribution         Percentage Interest
   ----------------             --------------------         -------------------

Arnold Simon
1385 Broadway
New York, New York 10018

                                     Class B
                                     -------

David Fidlon
1385 Broadway
New York, New York 10018